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                              ALLEGHENY VENTURES, INC.
                         CONSOLIDATED STATEMENT OF INCOME

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                                                           Quarter Ended      Year-to-Date Ended   Twelve Months Ended
                                                           June 30, 2000        June 30, 2000         June 30, 2000

ELECTRIC OPERATING REVENUES:
   Bulk Power Transactions, Net                                           0                    0            16,035,024
   Wholesale and Other, Excluding Affiliates                      4,873,962            8,048,465            12,080,975
   Affiliates                                                        93,397              115,589            31,067,399
Total Operating Revenues                                          4,967,359            8,164,054            59,183,398

OPERATING EXPENSES:
   Operation:
     Fuel                                                                 0                    0             9,457,186
     Purchased Power & Exchange                                           0                    0            20,802,645
     Other                                                                0                    0             2,111,362
   Transmission & Distribution                                          196                   72                81,804
   Cust. Accts & Services                                            68,683               86,797             2,228,301
   Administrative & General                                       2,892,577            5,571,888            10,679,704
Total Operation & Maintenance                                     2,961,456            5,658,757            45,361,002

   Depreciation                                                     444,168              709,155             3,613,891
   Taxes other than income taxes                                    135,734              219,738             2,582,952
   Federal and state income taxes                                   568,844              618,919             2,132,377
              Total Operating Expenses                            4,110,202            7,206,569            53,690,222
              Operating Income                                      857,157              957,485             5,493,176

OTHER INCOME AND DEDUCTIONS:
   Other income (loss), net                                         633,137              493,366               694,948
             Total Other Income and Deductions                      633,137              493,366               694,948
             Income Before Interest Charges and
               Preferred Dividends                                1,490,294            1,450,851             6,188,124

INTEREST CHARGES:
   Interest on other long-term obligations                                0                    0             3,303,708
   Other interest                                                   261,188              261,188               268,604
            Total Interest Charges
                                                                    261,188              261,188             3,572,312


Consolidated Net Income (Loss)                                    1,229,106            1,189,664             2,615,812

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